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Contact:  Kimberly Welch 248/354-1916
          Jim Fisher 248/354-9809

FOR IMMEDIATE RELEASE


Federal-Mogul Appoints Charles G. McClure Chief Executive Officer and President
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     Southfield, Michigan, July 10, 2003...The Federal-Mogul Corporation Board
of Directors has appointed Charles G. (Chip) McClure, 49, as Federal-Mogul's chief executive officer and president, effective July 11, 2003. Frank E. Macher, 62, will continue as Chairman of the Board.

     McClure's move from president and chief operating officer to CEO and president is consistent with the succession plan announced January 11, 2001 when both McClure and Macher joined Federal-Mogul.

     "I am very pleased with the appointment of Chip McClure to succeed me as CEO and look forward to continuing our strong professional relationship," said Macher. "Together, we have significantly improved business results, strengthened customer relations and developed a strategic plan to competitively move this company forward. I welcome the opportunity as chairman to help guide this company toward a resolution of our asbestos issues. I look forward to the day we emerge as one of the pre-eminent automotive suppliers with a strong balance sheet ready to capitalize on our innovative products and technologies for future growth."

     Federal-Mogul is a global supplier of automotive components, modules, sub-systems and systems serving original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal- Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 47,000 people in 25 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

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